"THIS DOCUMENT IS A COPY OF THE DEFINITIVE PROXY STATEMENT FILED ON
      MARCH 4, 1996 PURSUANT TO 201 TEMPORARY HARDSHIP EXEMPTION."


THE FIRST OF LONG ISLAND CORPORATION
10 Glen Head Road
Glen Head, New York  11545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 16, 1996

March 4, 1996
To the Stockholders of
The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of THE FIRST OF LONG ISLAND CORPORATION will be held at the OLD BROOKVILLE OFFICE, 209 GLEN
HEAD ROAD, GLEN HEAD, NEW YORK, on Tuesday, April 16, 1996, at 3:30 P.M.
local time for the following purposes:
    (1) To elect Directors.
    (2) To approve adoption of The First of Long Island Corporation Stock Option and Appreciation Rights Plan.
    (3) To transact any other business as may properly come before the meeting.

    Only stockholders of record at the close of business on February 28, 1996 are entitled to notice of and to vote at such meeting or any adjournment thereof.

					By Order of the Board of Directors

					Arthur J. Lupinacci, Jr.
					Senior Vice President and Secretary

IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE
ENVELOPE PROVIDED.   NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED
STATES.

THE FIRST OF LONG ISLAND CORPORATION
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS
    The accompanying proxy is being solicited by the Board of Directors of The First of Long Island Corporation (the "Corporation") for use at the Annual Meeting of Stockholders to be held at 3:30 P.M.local time at the Old Brookville Office, 209 Glen Head Road, Glen Head, New York, on April 16, 1996. The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 4, 1996.

    Proxies in the accompanying form which are properly executed and duly returned to the management of the Corporation will be voted at the meeting. Each proxy granted may be revoked at any time prior to its exercise either by written notice filed with the secretary of the meeting or by oral notice given during the meeting by the stockholder to the presiding officer of the meeting.

    The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation. In addition to using the mails, directors, officers and employees of The First National Bank of Long Island (the "Bank"), a wholly-owned subsidiary of the Corporation, acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by telecopier.

            VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
    The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described below. Only stockholders of record at the close of business on February 28, 1996 are entitled to notice of and to vote at the meeting.

    For the election of directors, each share is entitled to as many votes as there are directors to be elected, and such votes may be cumulated and voted for one nominee or divided among as many different nominees as is desired. If authority to vote for any nominee or nominees is withheld on any proxy, the votes will then be "spread" among the remaining nominees.

    As of February 2, 1996, there were issued 2,096,542 shares of the Common Stock, all of which were outstanding and entitled to vote. Such outstanding shares reflect a fifty percent (50%) stock dividend distributed on February 2, 1996 to stockholders of record as of January 8, 1996. To the best knowledge of the Corporation, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of February 2, 1996 are identified in the table below.

            Title of       Name and Address    Amount and Nature of     Percent
             Class         of Beneficial Owner  Beneficial Ownership    of Class
          Common           Sidney Canarick      169,150 shares (1)      8.07
          Stock            25 Glen Street
          ($.10 par value) Glen Cove, N.Y. 11542


          Title of         Name and Address       Amount and Nature of     Percent
             Class         of Beneficial Owner    Beneficial Ownership     of Class
          Common           Paul T. Canarick       169,150 shares (1)       8.07
          Stock            Cedar Lane
          ($.10 par value) Glen Cove, N.Y. 11542

         Common            Zachary Levy           159,079 shares           7.59
         Stock             125 Jerusalem Avenue
         ($.10 par value)  Hicksville, N.Y. 11801


 (1) Including 157,980 shares in the names of Sidney Canarick and Jean C. Canarick, his wife, (Mr. Paul T. Canarick's parents) as Trustees under a Trust Agreement dated May 27, 1992; 7,050 shares in the name of Jean C. Canarick, Dr. Canarick's wife; and 4,120 shares in the name of Paul T. Canarick. Pursuant to applicable rules, Sidney Canarick and Paul T. Canarick are both deemed to be beneficial owners of the foregoing shares.

Furnished below is information with respect to the beneficial ownership of the Corporation's Common Stock as of February 2, 1996 by all directors and nominees, by the executive officers of the Corporation named in the Summary Compensation
Table, and by directors and executive officers of the Corporation as a group.

     Title of          Name of                  Amount and Nature of  Percent
     Class             Beneficial Owner         Beneficial Ownership  of Class
     Common            Paul T. Canarick         169,150     (1)        8.07
     Stock             William J. Catacosinos       300     (2)         .01
     ($.10 par value)  Beverly Ann Gehlmeyer     22,810     (3)        1.09
                       Howard Thomas Hogan, Jr.  20,762     (4)         .99
                       J. William Johnson        54,171     (5)        2.53
                       J. Douglas Maxwell, Jr.    5,050     (6)         .24
                       John R. Miller, III        1,339     (7)         .06
                       Arthur J. Lupinacci, Jr.  11,265     (8)         .53
                       Donald L. Manfredonia      8,417     (9)         .40
                       Joseph G. Perri            5,100    (10)         .24
                       John C. Sansone            2,850    (11)         .14
                       Directors and Executive
                        Officers as a group     310,899    (12)       14.29

 (1) Including 157,980 shares in the names of Sidney Canarick and Jean C. Canarick (Mr. Paul T. Canarick's parents) under a Trust Agreement dated May 27, 1992; and 7,050 shares in the name of Jean C. Canarick, Mr. Paul
      T. Canarick's mother.
 (2) Held by Prudential Securities, Inc., for the benefit of William J. & Florence Catacosinos.
 (3) Including 1,936 shares in the name of Robert Val Gehlmeyer, Mrs. Gehlmeyer's husband; 3,522 shares in the name of Gehlmeyer & Gehlmeyer, P.C. Retirement Trust; 595 shares in the name of Robert Val Gehlmeyer, Jr., Mrs. Gehlmeyer's son; and 1,375 shares in the name of Merrill Lynch as nominee for Robert Val Gehlmeyer, Jr.
 (4) Including 121 shares in the name of Judith A. Hogan, Mr. Hogan's wife; 11,010 shares in the name of Mr. Hogan as Trustee for the benefit of his children, Howard, Kathryn, and Margaret Hogan; 574 shares in the name of Mr. Hogan as Trustee for the Hogan Family Trust; 175 shares, 106 shares, and 100 shares in the respective names of Howard, Kathryn, and Margaret, Mr. Hogan's children; and 75 shares in the name of Prudential Securities for the benefit of Mr. Hogan's son, Howard Thomas Hogan, III.

                                        2

 (5) Including 409 shares in the name of Gail G. Johnson, Mr. Johnson's wife; 2,053 shares in the name of Prudential Securities, Inc. as custodian for Mr. Johnson under an Individual Retirement Account; and 46,468 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
 (6) Including 3,750 shares held through Smith Barney, Inc. for the benefit of J. Douglas Maxwell, Jr. Retirement Account, and 1,300 shares held by Cede & Co. for the benefit of J. Douglas Maxwell, Jr.
 (7) Including 1,321 shares registered in the name of Cede & Co. held through Wheat, First Securities, Inc. for the benefit of John R. Miller, III.
 (8) Including 10,890 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
 (9) Including 8,227 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
(10) Including 4,800 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options; and 300 shares in the name of Smith Barney, Inc. as custodian for Joseph G. Perri under an Individual Retirement Account.
(11) Including 2,700 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
(12) Including 79,760 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.

                        ELECTION OF DIRECTORS
The Board of Directors of the Corporation presently consists of seven members classified into two classes, Class I with three members and Class II with four members, with each director to serve a two year term. Only one class of directors is elected at each annual meeting of stockholders. The following table sets forth the present composition of the Board

                                                         Expiration
           Name                              Class        of Term
    ------------------------                -------     ------------
    Howard Thomas Hogan, Jr.                    I           1997
    Paul T. Canarick                           II           1996
    William J. Catacosinos                     II           1996
    J. Douglas Maxwell, Jr.                     I           1997
    Beverly Ann Gehlmeyer                      II           1996
    John R. Miller, III                         I           1997
    J. William Johnson                         II           1996

At a meeting of the Board of Directors held on July 21, 1995, Dr. Catacosinos was elected in accordance with the Corporation's By-Laws to serve on the Board as a Class II director until the annual meeting of stockholders. The nominees for election at this meeting will be the Class II directors. It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the marking indicated thereon and, in the absence of contrary indication, for the election of Dr. Catacosinos and for the re-election of Mrs. Gehlmeyer, and Messrs. Canarick and Johnson, each to hold office until the 1998 Annual Meeting of Stockholders or until his or her successor is elected and qualified. If at the time of the 1996 Annual Meeting any of the nominees named above is not available to serve as a director (an event which management does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board of Directors may designate.

	The Board of Directors recommends a vote IN FAVOR OF all named nominees.

Information about the nominees and directors continuing in office follows:

                            Principal Occupations for Last            Director
          Name              5 Years and Other Directorships             Since
    ----------------        -------------------------------            -------
    Paul T. Canarick         President and Principal,                     1992
    (Age 39)                    Paul Todd, Inc.
                                (Construction Company)
    William J. Catacosinos   Chairman, President,                         1995
    (Age 65)                    and Chief Executive Officer,
                                Long Island Lighting Company, Inc.
                                (Gas and Electric Utility);
                                Director, U.S. Life Corp.;
                                Long  Island Association, and the
                                Business Alliance for a  New, New York
    Beverly Ann Gehlmeyer    Tax Manager and Principal,                   1978
    (Age 64)                    Gehlmeyer & Gehlmeyer, P.C.
                                (Certified Public Accounting Firm)
    Howard Thomas Hogan, Jr.    Partner, Hogan & Hogan, Lawyer            1978
    (Age 51)                    (Private Practice);
                                Director, Huntington Community
                                First Aid Squad, Inc., and
                                Stat Design, Inc.
    J. William Johnson       Chairman of the Board, President,            1979
    (Age 55)                    and Chief Executive Officer,
                                The First of Long Island Corporation;
                                Chairman of the Board, President,
                                and Chief Executive Officer,
                                The First National Bank of Long Island;
                                Director, Federal Reserve Bank of New York
    J. Douglas Maxwell, Jr.     Chairman, Chief Executive Officer,        1987
    (Age 54)                    and Director, Empower, Inc.
                                (Medical Imaging Distributor);
                                Consultant and Former President,
                                Chemco Technologies, Inc.
                                (Graphic Arts Photographic
                                Manufacturer);
                                Director, Kollmorgen Corporation, and
                                Slater Development Corp.
    John R. Miller, III      President and Publisher,                     1982
    (Age 55)                    Equal Opportunity Publications, Inc.
                                (Publishing);
                                Director, The Middleby
                                Corporation and Middleby
                                Marshall, Inc.

The years set forth above are those in which the persons named became directors of the Bank. Mrs. Gehlmeyer and Messrs. Hogan, Johnson, and Miller became directors of the Corporation upon its formation in 1984. Dr. Catacosinos and Messrs. Canarick and Maxwell became directors of the Corporation and the Bank in the years set forth next to their names.

                          COMPENSATION OF DIRECTORS
    All of the members of the Board of Directors of the Corporation also serve on the Board of Directors of the Bank. Directors are paid for their services as directors of the Bank and of the Corporation. Directors of the Corporation are paid a quarterly retainer of $1,000. The Board of Directors of the Bank currently holds 12 regular meetings a year and such special meetings as deemed advisable to review significant matters. Directors of the Bank are paid $750 for each regular Board meeting and $500 for each special Board meeting. Members of the Bank's Compensation, Examining, Compliance, and Trust Investment Committees receive annual retainers of $500 per committee. Members of the Corporation's Nominating Committee receive an annual retainer of $200. The Chairman of the Corporation's Nominating Committee receives an annual retainer of $500. The Chairmen of the Bank's Compensation, Examining, Compliance, and Trust Investment Committees are paid an annual retainer of $1,500 each. Members of the Bank's Loan Committee are paid $200 for each meeting. Mr. Johnson does not receive director fees or committee fees from the Bank or the Corporation.

                        BOARD COMMITTEES AND MEETINGS

    The Board of Directors of the Corporation has two committees: the Stock Option Committee and the Nominating Committee.

    The Stock Option Committee is responsible for the administration of the Corporation's Stock Option and Appreciation Rights Plan, including the selection of optionees and the determination of the timing, duration, amount and type of each award. The Committee consists of J. Douglas Maxwell, Jr., Beverly Ann Gehlmeyer and John R. Miller, III. No member of the Committee is eligible to receive options or rights under the plan. The Committee met once during 1995.

    The Nominating Committee is responsible for the nomination of individuals to the Board of Directors of the Corporation and the Bank. The members of the Nominating Committee are Howard Thomas Hogan, Jr., Beverly Ann Gehlmeyer, and
John R. Miller, III.   The Nominating Committee will consider nominees proposed
by security-holders in accordance with the provisions of the By-Laws establishing the information and notice requirements for such nominations. The Committee met once during 1995.

    The Board of Directors of the Bank has six committees: an Examining Committee, a Compensation Committee, a Loan Committee, a Trust Audit Committee, a Compliance Committee, and a Trust Investment Committee.

    The Examining Committee recommends the engagement of independent public accountants and reviews with them the plan and scope of their audit for each year, the status of their audit during the year and the results of such audit when completed. The Committee also reviews with the internal auditors the plan, scope and results of their operations and the results of regulatory authority examinations. The members of the Examining Committee are Beverly Ann Gehlmeyer, John R. Miller, III, and Paul T. Canarick. During 1995, the Committee held 4 meetings.

    The Compensation Committee recommends to the full Board salary policy, management succession, compensation of officers, and incentive compensation. The members of the Compensation Committee are J. Douglas Maxwell, Jr., John
R. Miller, III and Beverly Ann Gehlmeyer. During 1995, the Committee held 6 meetings.

    The Loan Committee consists of members who, except for Mr. Johnson, are not officers of the Bank. Any two of such members who are not officers meet with the officers of the Bank to review and approve substantial loans. The members of the Loan Committee are Paul T. Canarick, Beverly Ann Gehlmeyer, Howard Thomas Hogan, Jr., J. Douglas Maxwell, Jr., John R. Miller, III, and
J. William Johnson. During 1995, the Committee held 16 meetings.

    The Trust Audit Committee is responsible for considering the adequacy of the internal controls of the Bank's Trust and Investment Services Department and meets with the independent public accountants and appropriate Bank personnel and internal auditors to review audit results. The members of the Trust Audit

Committee are Beverly Ann Gehlmeyer, John R. Miller, III, and Paul T. Canarick. During 1995, the Committee held 4 meetings, which were joint meetings with the Examining Committee meetings.

    The Compliance Committee is responsible for insuring the Bank's performance of its obligations under the various laws and regulations affecting consumers, including the Federal Community Reinvestment Act. The members of the Committee are John R. Miller, III, and Howard Thomas Hogan, Jr. The Committee met 4 times during 1995 and each meeting was attended by one or more officers of the Bank whose duties relate to compliance with such laws and regulations.

    The Trust Investment Committee is responsible for the review of all fiduciary relationships, compliance, and management of Trust and Investment Services Department activities as well as reviewing and approving investment securities and programs considered suitable for Trust and Investment clients for which the Bank has a fiduciary responsibility. The members of the Committee are J. Douglas Maxwell, Jr., Howard Thomas Hogan, Jr., and J. William Johnson. During 1995, the Committee held 4 meetings.

			MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors of the Corporation held 10 meetings during 1995. All directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which such directors served.

MANAGEMENT

    The following tables contain information about the executive officers of the Corporation and the Bank:

    Executive Officers                                           Term of Officer
    of the Corporation         Age       Present Capacity        Office  Since
    -----------------------    ----    -----------------------   ------  ------
    J. William Johnson          55    Chairman of the Board,      3 yrs.  1984
                                        President, and Chief
                                        Executive Officer
    Arthur J. Lupinacci, Jr.    55    Senior Vice President       1 yr.   1985
                                        and Secretary
    William J. White            64    Vice President and          1 yr.   1984
                                        Treasurer
    Richard Kick                38    Vice President              1 yr.   1991
    Donald L. Manfredonia       44    Vice President              1 yr.   1987
    Joseph G. Perri             44    Vice President              1 yr.   1990
    John C. Sansone             40    Vice President              1 yr.   1992

    Executive Officers                                          Term of  Officer
    of the Bank                Age      Present Capacity         Office  Since
    ------------------------   ----   -----------------------    ------  ------
    J. William Johnson          55    Chairman of the Board,      1 yr.   1979
                                        President, and Chief
                                        Executive Officer
    Arthur J. Lupinacci, Jr.    55    Executive Vice President    1 yr.   1985
    William J. White            64    Senior Vice President,      1 yr.   1981
                                        Controller and Cashier
    Richard Kick                38    Senior Vice President       1 yr.   1991
    Donald L. Manfredonia       44    Senior Vice President       1 yr.   1982

    Executive Officers                                           Term of Officer
    of the Bank                Age      Present Capacity         Office  Since
    ------------------------   ----   -----------------------    ------  ------
    Joseph G. Perri             44    Senior Vice President       1 yr.   1990
    John C. Sansone             40    Senior Vice President       1 yr.   1992

    The following executive officers have been employed by the Corporation and the Bank for less than five years:

(i) Richard Kick. Mr. Kick had over 14 years experience in consumer lending with Oxford Credit Corporation, Ensign Bank, and Chemical Bank.
(ii) John C. Sansone. Mr. Sansone had over 16 years experience in the area of trust and investment banking with North Fork Bank and Trust Company and Long Island Trust Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Furnished below is information with respect to the aggregate compensation paid or accrued during the fiscal year ended December 31, 1995 to the Chief Executive Officer and to each of the additional four most highly compensated executive officers of the Bank who received compensation of more than $100,000 for services rendered to the Corporation or the Bank. This information is provided pursuant to the Securities and Exchange Commission executive compensation disclosure rules for proxy statements. All of the listed officers are also officers of the Corporation but received salaries only from the Bank; no compensation for their employment, other than Stock Options or Stock Appreciation Rights (SARs), was received from the Corporation. The Incentive Compensation Plan under which the bonuses were paid is described below.

SUMMARY COMPENSATION TABLE

                                                         Other        Securities
                                                         Annual       Underlying    All Other
                                   Annual Compensation   Compen-       Options/    Compensation
          Name and                 ---------------------
     Principal Position      Year  Salary ($)  Bonus ($) sation ($)(1) SARs (#)(2)     ($)(3)
     ----------------------  ----  --------    --------- ------------  -----------  ----------
J. William Johnson           1995  $277,477    $76,410     $64,645     7,800          $29,735
   Chairman of the Board,    1994   258,910     89,000                 2,550           57,500
   Director, President, and  1993   247,832     76,800                 2,550           45,087
   Chief Executive Officer
Arthur J. Lupinacci, Jr.     1995   157,930     34,660                 1,800           13,500
   Executive Vice President  1994   143,352     35,800                 1,800           12,555
                             1993   133,468     31,850                 1,800           11,700
Donald L. Manfredonia        1995   117,972     21,160                 1,050           10,350
   Senior Vice President     1994   113,798     24,200                 1,050            9,900
                             1993   108,646     24,260                 1,050            9,450
Joseph G. Perri              1995   113,103     20,570                 1,050            9,945
   Senior Vice President     1994   105,156     23,000                 1,050            9,180
                             1993   101,180     19,900                 1,050            8,820
John C. Sansone              1995   113,140     16,850                 1,050            9,720
   Senior Vice President     1994   102,732     21,500                 1,050            8,820
                             1993    97,233     21,200                   600            7,440

  (1)  Amounts reimbursed during the fiscal year for the payment of taxes.
  (2)  All numbers have been adjusted to reflect stock dividend.
  (3) Represents amounts contributed by the Bank in 1995 under the Bank's Profit Sharing Plan and profit sharing contributions under the Bank's Supplemental Executive Retirement Program ("SERP"), less the portion of such contributions which have already been reported in prior years as contributions to the "Rabbi Trust" maintained under the Bank's previous Supplemental Retirement Benefits Plan. The pension contributions made by the Bank under the SERP in 1995 are reflected in the pension table.

Board Compensation Committee Report
    The Corporation's executive compensation program is administered by the Compensation Committee of the Bank's Board of Directors. The Committee is composed of three independent directors not employed by the Bank or the Corporation.

    Compensation for executive officers is twofold; that is, compensation is paid through both direct salary and incentive bonuses under the Bank's Incentive Compensation Plan. The payment of both types of compensation is approved by the Compensation Committee. Following the approvals by the Compensation Committee, the full Board of Directors approves the salary package for all executive officers and reviews the proposed payment of incentive compensation pursuant to the Incentive Compensation Plan.

    In addition, the Committee adheres to the practice that compensation for executive officers be directly and materially linked to individual performance, inflation considerations, and to what is paid to individuals in similar positions within the industry. As such, (1) salaries are also related to the Bank in light of expected profits, and (2) incentive compensation, a very objective means of rewarding individual performance, is paid pursuant to the Incentive Compensation Plan on the basis of goal achievement. Goals are set (both monetary and nonmonetary) by and for the individual as to his own objectives and goals and set for the Bank as to profit performance and achievement of certain ratings as to financial strength.

    Regarding Mr. Johnson's compensation, the Committee has considered, in addition to the factors described above, the profitability and growth of the Corporation during Mr. Johnson's tenure as Chief Executive Officer.

					J. Douglas Maxwell, Jr.
					John R. Miller, III
					Beverly Ann Gehlmeyer

COMPENSATION PURSUANT TO PLANS
Pension Plan

    The Bank is a participant in the New York State Bankers Retirement System Pension Plan ("Plan") and maintains the Supplemental Executive Retirement Program ("SERP") described below. Set forth below are estimated annual benefits payable upon retirement to persons in specified classifications, based on compensation and years of service.

					Years of Creditable Service
				-----------------------------------------------------------------------
Annual Average
Compensation           10       15         20           25          30       35
---------------------------------------------------------------------------------------
  $100,000			$16,230	$ 24,345	$ 32,460	$ 40,575	$ 48,690	$ 56,805
   125,000           20,605   30,907      41,210      51,512      61,815      72,117
   150,000			 24,980	  37,470	  49,960	  62,450	  74,940	  87,430
   175,000           29,355   44,032      58,710      73,387      88,065     102,742
   200,000           33,730   50,595      67,460      84,325     101,190     118,055
   225,000           38,105   57,157      76,210      95,262     114,315     133,367
   250,000           42,480   63,720      84,960     106,200     127,440     148,680
   300,000			 51,230	  76,845	 102,460	 128,075	 153,690	 179,305
   400,000			 68,730	 103,095	 137,460	 171,825	 206,190	 240,555
   450,000			 77,480	 116,220	 154,960	 193,700	 232,440	 271,180
   500,000			 86,230	 129,345	 172,460	 215,575	 258,690	 301,805

    The Plan covers employees who are over the age of 21 years and have been employed for over one year. The normal retirement age is 65, and early retirement may be taken after age 55 with reduced benefits. However, an unreduced benefit is available at age 62 or above to a participant with at least 10 years of service whose employment terminates after age 55 and who begins receiving benefits after attaining age 62. Upon their retirement, participants are paid a benefit in the form of a joint and survivor annuity computed by (i) multiplying the participants' final average compensation (the average of the participants' taxable compensation during the five highest consecutive years of employment) by the product of 1.75 percent and the participants' credited years of service (to a maximum of 35 years), (ii) adding the product of 1.25 percent and the participants' credited years of service in excess of 35 years (up to five such years), and (iii) subtracting the product of .49 percent of the participants' final three year average compensation (limited to covered compensation) and the participants' credited years of service (to a maximum of 35 years). The .49 percent represents the minimum Social Security offset to the pension benefit.

    The Bank makes annual payments to a trust fund, computed on an actuarial basis, to fund these benefits. A contribution of $251,577 was required for 1995. Employees also make contributions of 2 percent of their compensation. An employee becomes fully vested after 5 years of participation in the Plan. No vesting occurs during that 5 year period.

    Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. Any benefits which may be above the limits under these sections would be payable under the SERP. The current compensation covered by the Plans for the named executive officers is equal to the sum of the salary and bonus set forth in the Summary Compensation Table.

    The credited years of service, for purposes of calculating benefits, for the executive officers of the Bank named in the Summary Compensation Table and all executive officers of the Bank as a group are as follows: Mr. Johnson - 15 years; Mr. Lupinacci - 9 years; Mr. Manfredonia - 12 years; Mr. Perri - 4 years; Mr. Sansone - 2 years; and all executive officers as a group - 58 years.

Employment Contract

    Mr. Johnson has an employment contract with the Corporation pursuant to which he is employed in the positions of President and Chief Executive Officer of the Corporation, Chairman of the Board of both the Corporation and the Bank, and such other senior executive positions in the Corporation or the Bank as may be determined by the Board of Directors of the Corporation or the Bank. The contract, which has recently been signed, has a term of three years effective on January 1, 1996. The term of the contract is automatically extended at the expiration of each year for an additional period of one year, resulting in a new three year term, unless either party elects not to extend the term. The contract provides for a base annual salary of $280,000 to be paid by the Corporation or the Bank. The base annual salary includes services as a director of the Corporation and the Bank.

    Under this contract, Mr. Johnson is entitled to severance compensation. In the event of a termination of employment following a change of control or generally upon an involuntary termination of employment, Mr. Johnson is entitled to receive a single sum payment equal to three times the base annual salary under his contract, together with continued insurance coverage.

Retirement Plan for Directors

    On June 18, 1991, the Board of Directors of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors (the "Retirement Plan"). In order to be eligible to receive benefits under the Retirement Plan, a retired director must have served on the Board of Directors for three (3) years and, except in the case of retirement due to substantial physical disability, must have attained the age of sixty (60) years. Pursuant to the terms of the Retirement Plan, an eligible director receives a credit (the "Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board, to a maximum of one hundred percent (100%). The annual benefit (the "Annual Benefit") under the Retirement Plan is equal to the monthly Board of Directors attendance fee in effect as of the date of the director's retirement, multiplied by twelve
(12) and then multiplied by the Credit Percentage. The Annual Benefit is payable for a period of seven (7) years from the date of retirement (the "Payment Period"), in quarterly installments. In the event of the death of a director or a retired director, the surviving spouse of such director shall be entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

Profit Sharing Plan

    The First National Bank of Long Island Profit Sharing Plan (the "Profit Sharing Plan") covers all employees who have reached age 21 and have a year of service. The amount contributed for each Plan Year is within the discretion of the Bank, subject to the limitations of federal law. For 1995, the Bank chose to contribute $369,156 which is approximately 4% of its pre-tax profits. This "Employer Contribution", when made, is allocated, along with any forfeitures attributable to that year, among the participants in proportion to their annual compensation.

    The Profit Sharing Plan has a salary reduction provision. Under this "401(k)" arrangement, participants may elect to make a pre-tax contribution not exceeding the lesser of $9,500 or 10% of their compensation for the year ("Salary Reduction Contributions"). Salary Reduction Contributions are matched at the end of the year by the Bank in an amount equal to 50% of the Salary Reduction Contributions but only to the extent that the Salary Reduction Contributions do not exceed 4% of compensation ("Matching Contributions"). Therefore, the Matching Contributions for any year cannot exceed 2% of a participant's compensation.

    Salary Reduction Contributions are fully and immediately vested. Employer Contributions and Matching Contributions vest at the rate of 20% for each year of service so that a participant is fully vested after 5 years of service. Also, a participant becomes fully vested in his Employer Contributions and Matching Contributions upon death, disability, or attainment of age 65. If a participant terminates employment prior to age 65, for any reason other than death or disability, only that portion of the participant's interest which is vested will be distributed to such participant.

    Normal retirement age is 65, although the Profit Sharing Plan also contains provisions allowing pretermination withdrawals and loans under certain circumstances. The amount of retirement benefits will depend upon the accumulation of contributions and forfeitures and the investment performance of the Plan. Amounts allocated to the accounts of executive officers for 1995 are set forth in the table under "Compensation of Executive Officers" on page 7.

Stock Option and Appreciation Rights Plan

    The First of Long Island Corporation Stock Option and Appreciation Rights Plan (the "1986 Plan") expired on January 21, 1996. The 1986 Plan was adopted by the Board of Directors in January 1986 and approved by the stockholders in April 1986 as a Stock Option Plan and subsequently was amended to include provisions for the granting of Stock Appreciation Rights ("SARs"), which amendment was adopted by the Board of Directors in May 1988 and approved by the stockholders in April 1989.

    As more fully set forth in the discussion herein with respect to "Item 2" on the Proxy, the Board of Directors has unanimously adopted a new plan entitled The First of Long Island Corporation Stock Option and Appreciation Rights Plan (the "1996 Plan"), subject to the approval of the stockholders, as a successor to the 1986 Plan. The terms of the 1996 Plan, as described in such discussion, are substantially identical to the terms of the 1986 Plan, except that the maximum number of shares which may be issued under the 1996 Plan (240,000) is less than the maximum under the 1986 Plan, as amended (258,450).

    During 1995, Incentive Stock Options ("ISOs") to purchase 15,975 shares were granted under the 1986 Plan at a per share exercise price of $26.08 and 5,250 shares were granted under the Plan at a per share exercise price of $29.00. The following table shows, as to the executive officers named in the Summary Compensation Table, information for 1995 with respect to the options granted.

					Options/SAR Grants in Last Fiscal Year

                                                                                      Potential
                                                                                 Realizable Value at
                                                                                   Assumed Annual
                                                                                 Rates of Stock Price
                                                                                    Appreciation
					           Individual Grants                                  for Option Term
----------------------------------------------------------------------------    -------------------
                            Number of
                            Securities  % of Total
                            Underlying  Options/SARs
                            Options/    Granted to      Exercise
                            SARs          Employees     or Base
                            Granted     in Fiscal       Price      Expiration
         Name                 (#) (1)      Year        ($/Sh) (1)    Date        5% ($)    10% ($)
-------------------------   ----------  -----------     ---------  ---------    --------  ---------
J. William Johnson              2,550        12.01%     $26.08     1/16/2005    $41,824   $105,990
J. William Johnson              5,250        24.73%      29.00     5/15/2005     95,749    242,647
Arthur J. Lupinacci, Jr.        1,800         8.48%      26.08     1/16/2005     29,523     74,817
Donald L. Manfredonia           1,050         4.95%      26.08     1/16/2005     17,222     43,643
Joseph G. Perri                 1,050         4.95%      26.08     1/16/2005     17,222     43,643
John C. Sansone                 1,050         4.95%      26.08     1/16/2005     17,222     43,643

    The following table sets forth the aggregated Options/SARs exercised in the last fiscal year and the aggregated number and value of Unexercised Options and SARs for each of the executive officers named in the Summary Compensation Table at December 31, 1995.

          Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                Number of
                                                                Securities               Value of
                                                                Underlying              Unexercised
                                                                Unexercised            In-the-Money
                                                               Options/SARs at        Options/SARs at
                               Shares                          Fiscal Year-End (#)   Fiscal Year-End ($)
                             Acquired on         Value            Exercisable/          Exercisable/
      Name                  Exercise (#) (1)  Realized ($)  Unexercisable (1)(2)    Unexercisable (1)(2)
------------------------   -----------------  ------------  ---------------------- ----------------------
J. William Johnson              750             $12,550          61,131                     $752,560
Arthur J. Lupinacci, Jr.         -                 -             10,890                      117,438
Donald L. Manfredonia            -                 -              8,227                       95,166
Joseph G. Perri               2,362              32,571           4,800                       44,713
John C. Sansone                  -                 -              2,700                       15,938


	(1)  All numbers have been adjusted to reflect stock dividends.
	(2)  All are exercisable.

There were no Long-Term Incentive Plans-Awards granted in the last fiscal year.

Incentive Plan
    The executive officers of the Bank are eligible for compensation under the Bank's Incentive Compensation Plan (the "Plan") described in the Board Compensation Committee Report herein. Payments of up to 28.3 percent of base salary of such officers were made under the Plan for 1995. Incentive compensation payments to executive officers for 1995 are included in the Summary Compensation Table.

Supplemental Executive Retirement Program

    On August 3, 1995, the Corporation adopted The First National Bank of Long Island Supplemental Executive Retirement Program (SERP). The SERP provides benefits that would have been provided under the Pension Plan and Profit Sharing Plan, in the absence of Internal Revenue Code ("IRC") limitations, to certain employees whose benefits under those plans are limited by the IRC. The Compensation Committee of the Board of Directors designates the employees eligible to participate in the SERP.

    Supplemental retirement program and profit sharing plan contributions under the SERP are made to a "secular trust" for the benefit of the participants.

    Amounts contributed to the secular trust are not subject to the claims of creditors of the Bank. Accordingly, the contributions are taxable to each participant and deductible by the Bank when made. Trust income is also taxable to each participant. Taxes are withheld from the contributions to pay each participant's taxes. In addition, the Bank makes tax payments in an amount sufficient to cover each participant's taxes on both the trust income and the tax payment.

    The effective date of the SERP, which superseded the Corporation's previous supplemental retirement benefit plan, was January 1, 1994. The entire balance of the "rabbi trust" maintained under such previous plan was applied toward the obligations of the Bank under the SERP.

    The SERP and related secular trust are intended to meet the requirements of the Employee Retirement Income Security Act (ERISA) as they pertain to vesting and reporting and disclosure information.

PERFORMANCE GRAPH
The following graph compares the Corporation's total stockholder return over a 5-year measurement period with (i) the NASDAQ Market Index, and (ii) the National Commercial Banks Index. *


            FISCAL YEAR ENDING

COMPANY                             1990    1991    1992    1993    1994    1995
--------------------------------    ----    ------  ------  ------  ------  ------
FIRST OF LONG ISLAND CORPORATION    100     93.64   140.64  171.02  184.19  218.57
INDUSTRY INDEX                      100     158.08  219.52  244.58  240.59  382.25
BROAD MARKET                        100     128.38  129.64  155.50  163.26  211.77

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE FIRST OF LONG ISLAND CORPORATION,
NATIONAL COMMERCIAL BANKS INDEX, AND  NASDAQ MARKET INDEX
Assumes $100 invested on Jan. 1, 1991
Assumes dividend reinvested
Fiscal year ending Dec. 31, 1995

   * The National Commercial Banks Index consists of nationally chartered commercial banks and certain other financial institutions which, on the basis of Standard Industrial Classification (S.I.C.) codes developed by the U.S. Office of Management and Budget, have been included in the same industry group as the Corporation.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

	In 1992, the Bank, as tenant, entered into a lease with Howard Thomas Hogan, Jr., a director of the Corporation and the Bank, covering premises in a building located in Locust Valley, New York, to be used as a branch office. The lease, which has a term of ten years and one month, expires on October 30, 2002. It provides for annual base rentals of $22,934.75 for the year ending October 30, 1995 and $23,622.80 for the year ending October 30, 1996. The base rental for the balance of the term increases annually by an amount equal to three percent (3%) of the annual base rent for the immediately preceding year. In addition to the base rent, the Bank is responsible for certain charges for real estate taxes and common area maintenance. The Corporation believes that the foregoing is comparable to the rent that would be charged by an unrelated third party.

    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders of the Corporation and their associates. Such transactions, including borrowings and loan commitments, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and in the opinion of management do not involve more than a normal risk of collectability, nor do they present other unfavorable features.

    Certain directors are officers, directors, partners, and/or stockholders of companies or partnerships which (or associates of which) may have been customers of the Bank in the ordinary course of business during 1995 and up to the present time. Additional transactions of this type may occur in the future. All such transactions were effected on substantially the same terms as comparable transactions with other persons.

BOARD OF DIRECTORS PROPOSAL TO ADOPT THE FIRST OF LONG ISLAND
CORPORATION STOCK OPTION AND APPRECIATION RIGHTS PLAN
(Item 2 on Proxy)

    The Corporation's Board of Directors has unanimously adopted The First of Long Island Corporation Stock Option and Appreciation Rights Plan, subject to the approval of the stockholders, as a successor to the previous stock option and appreciation rights plan, which expired on January 21, 1996.

    Under the Plan, the Corporation may grant to officers of the Corporation and the Bank who hold the title of vice president or above (i) options to purchase shares of the Common Stock at a price which may not be less than the fair market value per share of stock on the date the option is granted, and
(ii) SARs which are rights entitling the holder to the appreciation in value of the Common Stock. SARs may be granted under the Plan either attached to options or alone. The maximum number of shares of Common Stock which may be issued under the Plan is 240,000 (shares allocatable to unexercised options which expire or terminate are again available for issuance, but shares subject to an option with an SAR attached which are not issued because the SAR is exercised are not available for issuance again). Options and SARs may be granted under the Plan through January 15, 2006.

    Options may be granted under the Plan as incentive stock options ("ISOs") qualified under Section 422 of the Internal Revenue Code or as non-qualified options ("NQOs"). Generally, options and SARs have a maximum duration of 10 years. The total fair market value of stock, determined as of the date of grant of the option, for which ISOs are first exercisable by a holder in any year is limited to $100,000. A holder may elect to exercise options with or without SARs attached in any order without regard to the date on which the options are granted.

    If an SAR is attached to an option, the holder must elect to exercise either the option or the SAR. SARs must be exercised on or between the third and the twelfth business day following the date of release for publication of the Corporation's quarterly or annual financial information. Upon the exercise of the SAR, the participant is entitled to a payment equal to the amount by which the fair market value of the shares of the Common Stock allocatable to the SAR on the exercise date exceeds the fair market value of such shares on the date of grant. Payment to a holder who exercises an SAR is made in cash.

    Options and SARs are not transferable except upon death, (i) by will, (ii) by the laws of descent and distribution, or (iii) by beneficiary designation. The purchase price for the Common Stock must be paid in full in either common stock of the Corporation or cash when an option is exercised. Generally, options and

SARs are exercisable only during the holder's continued employment with the Corporation or the Bank. However, the Plan provides for additional limited periods following termination of employment during which options or SARs may be exercised in the event employment is terminated as a result of resignation, death, disability, retirement, or a change in control of the Corporation.

    As of February 2, 1996, 29 persons held the title of vice president or above and were, therefore, eligible to receive options and SARs. Subject to the provisions of applicable law and the Plan, the designation of those officers who will be granted options or stock appreciation rights, as well as other terms, is solely within the discretion of the Stock Option Committee which administers the Plan. No member of the Stock Option Committee is eligible to participate in the Plan, and no consideration is received by the Corporation or the Bank for the granting of options or SARs.

    The table entitled "Options/SAR Grants in Last Fiscal Year" set forth in this proxy statement shows information for 1995 with respect to options granted under the previous stock option and appreciation rights plan to the executive officers named in the Summary Compensation Table. The following table shows, as to all executive officers as a group and all non-executive officers as a group, information for 1995 with respect to options granted under the previous plan:

                                    Number of
                                    Securities
                                    Underlying
                                    Options/        Exercise
                                    SARs            or Base
                                    Granted         Price
                                    (#) (1)         ($/Sh) (1)
                                  ----------      ----------
  Executive Officer Group           14,850          9,600/$26.08 per share
                                                    5,250/$29.00 per share

  Non-Executive Officer Group        6,375          $26.08 per share

  			(1) All numbers have been adjusted to reflect stock dividend.

    The fair market value of the securities underlying the options and SARs as of February 2, 1996 was $29.84 per share.

    The Corporation is advised that, under present federal tax laws, the grant of either an ISO or NQO will create no tax consequences for either the optionee or the Corporation. Upon the exercise of an ISO, there will be no taxable income to the optionee (except that the alternative minimum tax may apply), and the Corporation will receive no deduction when an ISO is exercised. Upon the exercise of an NQO, the optionee recognizes ordinary income to the extent the fair market value of the stock on the date of exercise exceeds the value of the option on the date of grant. The Corporation is allowed a deduction in the year the NQO is exercised.

    The proposed amendment requires an affirmative vote by the holders of a majority of the outstanding Common Stock.

    The Board of Directors recommends a vote IN FAVOR OF this proposal.

                INDEPENDENT PUBLIC ACCOUNTANTS
    The consolidated financial statements for the year ended December 31, 1995 were examined by Arthur Andersen LLP. Audit services also include a reading of the annual report on Form 10-K filed with Securities and Exchange Commission and consultation on matters related to accounting and financial reporting. Non-audit services performed by Arthur Andersen LLP for 1995 consisted principally of general corporate tax matters. The non-audit services were not reviewed by the Board of Directors prior to the rendering thereof, and no separate fees were charged for non-audit services.

    The reports of the accountants on the Corporation's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During the Corporation's two most recent fiscal years, neither the Corporation nor anyone else on its behalf consulted Arthur Andersen LLP regarding either the application of accounting principles to a specific transaction (proposed or completed) by the Corporation or the type of audit opinion that might be rendered on the Corporation's financial statements.

    It is anticipated that the Board of Directors will reappoint Arthur Andersen LLP as the Corporation's independent public accountants for 1996. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

                           OTHER MATTERS

	The Board of Directors of the Corporation does not know of any matters for action by stockholders at the annual meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote such Proxy with respect to such matters in accordance with their best judgment.


                        STOCKHOLDER PROPOSALS
	Any proposals of stockholders intended to be submitted at the 1997 Annual Meeting of Stockholders must be received by the Chairman of the Board or the President no later than November 4, 1996 in order to be included in the proxy statement and form of proxy for such meeting.

                    ANNUAL REPORTS TO STOCKHOLDERS
	Consolidated financial statements for the Corporation and the Bank are included in the Corporation's 1995 Annual Report to Stockholders, which was mailed with this Proxy Statement. In addition, copies of the 1995 Annual
Report or the annual report on Form 10-K as filed with the Securities and Exchange Commission for 1995 will be sent to any stockholder upon written request without charge. Such request should be directed to William J. White, Vice President and Treasurer, at the Corporation's principal office, 10 Glen Head Road, PO Box 67, Glen Head, New York, 11545-0067. The financial statements contained in the Corporation's 1995 Annual Report are not part of this Proxy Statement.


                                    By Order of the Board of Directors



                                    Arthur J. Lupinacci, Jr.
March 4, 1996                       Senior Vice President and Secretary

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                                        17

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                                        18

                        PROXY FOR ANNUAL MEETING 1996
                      PLEASE SIGN AND RETURN IMMEDIATELY
                     THE FIRST OF LONG ISLAND CORPORATION
    KNOW ALL PERSONS BY THESE PRESENTS that I, the undersigned, being a stockholder of THE FIRST OF LONG ISLAND CORPORATION, GLEN HEAD, NEW YORK, do hereby constitute and appoint STANLEY C. WNUK, JR. and JOHN H. TREIBER or either one of them (with full power to act alone), my true and lawful attorney(s), with full power of substitution, to attend the Annual Meeting of Stockholders of said Corporation, to be held at the OLD BROOKVILLE OFFICE, 209 GLEN HEAD ROAD, GLEN HEAD, NEW YORK, on Tuesday, April 16, 1996, at 3:30 P.M. local time, or any and all adjournments thereof, and to vote all stock owned by me or standing in my name, place and stead on the proposals of the Board of Directors specified in the Notice of Meeting dated March 4, 1996, with all the powers I would possess if I were personally present, hereby ratifying and confirming all that my said Proxy or Proxies may do, in my name, place and stead, as follows:

1.  Election of Directors
	To elect four (4) Directors, each for a term of two (2) years:
    PAUL T. CANARICK             BEVERLY ANN GEHLMEYER
	WILLIAM  J. CATACOSINOS	 	 J. WILLIAM  JOHNSON
	 It is specifically directed that this Proxy be voted:

    IN FAVOR OF                 WITHHOLD
               ----                     ----

AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S).

2.	To approve adoption of The First of Long Island Corporation Stock Option
    and Appreciation Rights Plan.
    It is specifically directed that this Proxy be voted:

    IN FAVOR OF             AGAINST             ABSTAIN
               ----                 ----                ----

3. Other Matters: If any other business is presented at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies.

IF NO DESIGNATIONS ARE MADE IN THE BOXES PROVIDED ABOVE AS TO A PROPOSAL,
THIS PROXY WILL BE VOTED "IN FAVOR OF" SUCH PROPOSAL.
The shares represented by a properly executed Proxy will be voted as directed. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

								 	   Dated:				  1996
                                             -----------------

                                                              (L.S.)
                                             -----------------

                                                              (L.S.)
                                             -----------------
                                         (Signature of Stockholder)
                                        ALL JOINT OWNERS MUST SIGN INDIVIDUALLY
                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, GUARDIAN OR
                                        CUSTODIAN, PLEASE GIVE FULL TITLE. IF
                                        MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.